SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 MLM INDEX FUND
             (Exact name of registrant as specified in its charter)


Delaware                                   Unleveraged Series:  22-2897229
                                           Enhanced Series:  22-3722683
(State or other jurisdiction of                   (I.R.S. employer
incorporation or organization)                     identification no.)



                                47 Hulfish Street
                                    Suite 510
                           Princeton, New Jersey 08542
              (address of principal executive offices and zip code)

                                 (609) 924-8868
              (registrant's telephone number, including area code)



                     Securities to be registered pursuant to
                           Section 12(b) of the Act:
                                      NONE

                     Securities to be registered pursuant to
                           Section 12(g) of the Act:
                  Business Trust Interests - Unleveraged Series
                   Business Trust Interests - Enhanced Series



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Item 1.  Business

General

     MLM Index(TM) Fund is a business trust organized under the laws of Delaware. The Trust engages primarily in the speculative trading of a diversified portfolio of futures contracts traded on U.S. exchanges using the MLM Index(TM) Trading Program. Futures contracts are standardized contracts made on or through a commodity exchange and provide for future delivery of commodities, precious metals, foreign currencies or financial instruments and, in the case of certain contracts such as stock index futures contracts and Eurodollar futures contracts, provide for cash settlement. The Trust's objective is the appreciation of its assets through speculative trading. The Trust began trading on January 4, 1999.

     Mount Lucas Management Corporation, a Delaware corporation, acts as the manager and trading advisor of the Trust. The Manager was formed in 1986 to act as an investment manager. As of December 31, 2001, the Manager had approximately $475 million of assets under advisement. The Manager is a registered investment adviser under the Investment Advisers Act of 1940 and is a registered commodity trading advisor and commodity pool operator with the Commodity Futures Trading Commission (the "CFTC") and a member of the National Futures Association (the "NFA"). The Manager may from time to time operate other investment vehicles.

     The Trust and the Manager maintain their principal business office at 47 Hulfish Street, Suite 510, Princeton, New Jersey 08542 and their telephone number is (609) 924-8868.

     Wilmington Trust Company, a Delaware banking corporation, acts as trustee for the Trust. The Trustee's office is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The Trustee is unaffiliated with the Manager. The Trustees duties and liabilities are limited to its express obligations under the Amended and Restated Declaration of Trust and Trust Agreement, dated as of August 31, 1998, among the Trustee, the Manager and the Interest Holders from time to time there under, as amended (the "Trust Agreement").

     Refco, LLC currently acts as clearing broker for the Trust. A clearing broker accepts orders to trade futures on behalf of another party and accepts money to support such orders. The clearing broker is a futures commission merchant registered with the CFTC and is a member of the NFA. Aspen Partners, Ltd. acts as introducing broker for the Trust. An introducing broker accepts orders to trade futures, but does not accept the funds to support such orders. Aspen Partners, Ltd. is a guaranteed introducing broker of the clearing broker and is registered with the CFTC and a member of the NFA. A guaranteed introducing broker is an introducing broker whose operations are guaranteed by a futures commission merchant.

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Trading Program

     The Trust trades speculatively in a wide range of futures contracts traded on U.S. exchanges using the MLM Index(TM) Trading Program, which is based upon the MLM Index(TM). The MLM Index(TM) and the MLM Index(TM) Trading Program are both proprietary products of the Manager. The MLM Index(TM) Trading Program attempts to replicate the MLM Index(TM), before fees and expenses. Currently the Trust has two series of interests; the Unleveraged Series and the Enhanced Series. The Unleveraged Series attempts to replicate the MLM Index(TM) without any leverage, while the Enhanced Series trades the MLM Index(TM) Trading Program at three times leverage. Leverage is the ability to control large dollar amounts of a commodity with a comparatively small amount of capital. The Enhanced Series purchases or sells $3 market value of contracts for every $1 invested in the Series.

     The MLM Index(TM) is a benchmark of the returns available to a futures investor. It is based on daily closing prices of the nearby contract month of a portfolio chosen from among the most active U.S. futures markets. The choice of markets for a calendar year is made in the December preceding the start of the year by the Index Committee of Mount Lucas Management Corporation, and, except in unusual circumstances, markets are not normally added to or deleted from the MLM Index(TM) during a year. If a commodity is traded on more than one futures exchange, only the one with the largest open interest is included in the MLM Index(TM). The open interest is the number of all long or short futures contracts in one delivery month for one market that have been entered into and not yet liquidated by an offsetting transaction or fulfilled by delivery. For example, Chicago Board of Trade wheat has larger open interest than Kansas City Board of Trade wheat; consequently, Chicago Board of Trade wheat is included in the MLM Index(TM) but Kansas City wheat is not.

     The MLM Index(TM) currently invests in futures contracts on the following: Chicago corn, Chicago soybeans, Chicago soybean meal, Chicago soybean oil, Chicago wheat, 5-year T-Notes, 10-year T-Notes, Treasury bonds, heating oil, natural gas, crude oil, unleaded gasoline, live cattle, New York gold, New York copper, New York silver, Australian Dollar, British Pound, Canadian Dollar, Swiss Franc, Japanese Yen, Euro Currency, New York coffee, New York cotton and New York sugar.

     In attempting to replicate the MLM Index(TM), the Manager will invest in the same markets as the MLM Index(TM); use the same algorithm to determine long versus short positions; make the same allocations to each market; and generally execute positions at almost the same time. The Manager may also use swaps in attempting to replicate the MLM Index(TM).



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Fees and Expenses

Brokerage Fee

Each series of the Trust pays the introducing broker a brokerage fee at the annual rates set forth below.

          Unleveraged Series        .85% of net asset value

          Enhanced Series           1.85% of net asset value

     The brokerage fee is based on net asset value as of the first day of each month and reflects profits and losses from trading activities. The net asset value of the Trust equals the sum of all cash, the liquidating value (or cost of liquidation) of all futures positions and the fair market value of all other assets of Trust, less all liabilities of the Trust (including accrued liabilities, irrespective of whether such liabilities may in fact ever be paid), in each case determined per series by the Manager in accordance with generally accepted accounting principles. For purposes of determining the brokerage fee, there is be no reduction for:


         o  the accrued brokerage or management fees,
         o any allocation or reallocation of assets effective as of the day the brokerage fee is being calculated, or
         o any distributions or redemptions as of the day the brokerage fee is being calculated.

     The brokerage fee is paid as of the first day of each calendar month. No assurance can be given that the brokerage fee will be competitive with the charges of other brokerage firms or that the introducing broker will not charge certain customers lower commission rates for comparable services.

     The introducing broker is responsible for paying all of the Trust's costs of executing and clearing futures trades, including floor brokerage expenses and give-up charges, as well as the NFA, exchange and clearing fees incurred in connection with the Trust's futures trading activities. The introducing broker may also pay from this amount custody fees or amounts necessary for certain administrative and marketing assistance provided by broker/dealers who are also authorized selling agents. NFA fees equal $0.12 per round-turn trade of a futures contract.

Management Fee

     Each Series is divided into Class A Interests, Class B Interests and Class C Interests. Class A Interests are generally sold through registered broker-dealers and Class B Interests are generally offered through fee-only advisors. The Trust pays the Manager a monthly management fee at the annual rates set forth below.


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

             Unleveraged Series
             Class A           1.5% of net asset value
             Class B           0.5% of net asset value
             Class C           1.0% of net asset value

             Enhanced Series
             Class A           2.8% of net asset value
             Class B           1.3% of net asset value
             Class C           2.05% of net asset value

     The management fee is determined and paid as of the first day of each calendar month. The amounts determined reflect profits and losses from trading activities. For purposes of determining the management fee, there is no reduction for:

     (1) accrued management fees,
     (2) any allocation or reallocation of assets effective as of the day the management fee is being calculated, or
     (3) any distributions or redemptions as of the day the management fee is being calculated.

     The Manager pays from the management fee an annual fee for interests sold by authorized selling agents appointed by the Manager for the Class A Series, in the amount of 100 basis points for the Unleveraged Series and 150 basis points for the Enhanced Series of the Trust's net asset value for each respective series; and for the Class C Series, in the amount of 50 basis points for the Unleveraged Series and 75 basis points for the Enhanced
Series of the Trust's net asset value for each respective series.

Organizational Fee

     You will pay an organizational fee of .5% of your initial and any subsequent investment (excluding exchanges), net of any selling commission, to the Manager to cover expenses associated with the organization of the Trust and the offering of interests. This fee will be deducted from your initial investment in determining the number of interests you have purchased. You will not be charged an organizational fee once you have invested $1,000,000 in the Trust. If the organizational fees paid to the Manager exceed actual organizational expenses, any excess will be retained by the Manager and may be shared with consultants that the Manager may engage from time to time.

Operating and Administrative Expenses

     The Trust pays its legal, accounting and other routine administrative expenses and fees, including fees to the Trustee. The Trustee is paid an annual fee and reimbursed for out-of-pocket expenses. The Manager reimburses a series of the Trust if the aggregate amount paid for administrative expenses exceeds .5% of the average net assets of the series in any fiscal year. Any such reimbursement is made upon completion of the Trust's annual audit. To the extent that there are any extraordinary expenses, including legal claims and liabilities and litigation costs and any indemnification related thereto, the relevant series pays these expenses.

Selling Commission

     Investors who subscribe for Class A Interests will be charged a sales commission of up to 4% of the subscription amount, payable to the selling agent from the investor's investment. The amount of the sales commission is determined by the selling agent.

Futures Trading

Futures Contracts

     Futures contracts are contracts made on or through a commodity exchange and provide for future delivery of agricultural and industrial commodities, precious metals, foreign currencies or financial instruments and, in the case of certain contracts such as stock index futures contracts and Eurodollar futures contracts, provide for cash settlement. Futures contracts are uniform for each commodity on each exchange and vary only with respect to price and delivery time. A contract to buy or sell may be satisfied either by making or taking delivery of the commodity and payment or acceptance of the entire purchase price thereof, or by offsetting the obligation with a contract containing a matching contractual obligation on the same (or a linked) exchange prior to delivery. United States commodity exchanges individually or, in certain limited situations, in conjunction with certain foreign exchanges, provide a clearing mechanism to facilitate the matching of offsetting trades. Once trades made between members of an exchange have been confirmed, the clearinghouse becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange and in effect becomes the other party to the trade. Thereafter, each clearing member firm party to the trade looks only to the clearinghouse for performance. Clearinghouses do not deal with customers, but only with member firms, and the guarantee of performance under open positions provided by the clearinghouse does not run to customers. If a customer's commodity broker becomes bankrupt or insolvent, or otherwise defaults on such brokers obligations to such customer, the customer in question may not receive all amounts owed to such customer in respect of his trading, despite the clearinghouse fully discharging all of its obligations.

Hedgers and Speculators

     Two broad classifications of persons who trade in commodity futures are
(1) hedgers and (2) speculators. Commercial interests, including banks and other financial institutions, and farmers, who market or process commodities, use the futures markets for hedging. Hedging is a protective procedure designed to minimize losses which may occur because of price fluctuations. The commodity markets enable the hedger to shift the risk of price fluctuations to the speculator. The usual objective of the hedger is to protect the expected profit from financial or other commercial operations, rather than to profit strictly from futures trading.

     The speculator, such as the Trust, risks its capital with the expectation of making profits from the price fluctuations in futures contracts. The hedger seeks to offset any potential loss (measured as the difference between the price at which he had expected to buy or sell and the price at which he is eventually able to buy or sell) in the purchase or sale of the commodity hedged. Likewise, losses in futures trading might be offset by unexpected gains on transactions in the actual commodity. The speculator assumes the risks which the hedger seeks to avoid.

     Speculators rarely expect to take or make delivery of the cash or actual physical commodity in the futures market. Rather, they generally close out their futures positions by entering into offsetting purchases or sales of futures contracts. Because the speculator may take either a long or short position in the futures markets, it is possible for the speculator to earn profits or incur losses regardless of the direction of price trends.

Trading Approaches

     Commodity traders generally may be classified as either systematic or discretionary. A systematic trader will rely primarily on trading programs or models to generate trading signals. A systematic trader will also will rely, to some degree, on judgmental decisions concerning, for example, what markets to follow and commodities to trade, when to liquidate a position in a contract month which is about to expire and how large a position to take in a particular commodity. The systems utilized to generate trading signals are changed from time to time, but the trading instructions generated by the then-current systems are generally followed without significant additional analysis or interpretation.

     In contrast, discretionary traders, while sometimes utilizing a variety of price charts and computer programs to assist them in making trading decisions, make these decisions on the basis of their own judgment. It is possible to describe a discretionary trader's experience, the type of information which he consults, the number of commodities he follows or trades and the degree to which he leverages his accounts. However, in assessing the potential for future profitability in the case of a discretionary trader, the talents and abilities of the individual, rather than the profitability of any particular system or identifiable method, must be evaluated.

Margins

     Margins are good faith deposits which must be made with a commodity broker in order to initiate or maintain an open position in a futures contract. When futures contracts are traded in the United States and on most exchanges abroad, both buyer and seller are required to post margins with the broker handling their trades as security for the performance of their buying and selling undertakings, and to offset losses on their trades due to daily fluctuations in the markets. Minimum margins usually are set by the exchanges.

     A customer's margin deposit is treated as equity in his account. A change in the market price of the futures contract will increase or decrease the equity. If this equity decreases below the maintenance margin amount (generally 75% of the initial margin requirement), the broker will issue a margin call requiring the customer to increase the account's equity to the

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initial margin. Failure to honor such a margin call generally will result in the closing out of the open position. If, at the time such open position is closed, the account equity is negative, then the equity in the customer's remaining open positions, if any, in excess of the required margins, as well as the customer's cash reserves will be used to offset such debit balance, and if such equities and reserves are not sufficient the customer will be liable for the remaining unpaid balance.

United States Regulations

     Commodity Exchange Act. The United States Congress enacted the CE Act to regulate trading in commodities, the exchanges on which they are traded, the individual brokers who are members of the exchanges, and commodity professionals and commodity brokerage houses that trade in these commodities in the United States.

     Commodity Futures Trading Commission. The CFTC is an independent governmental agency which administers the CE Act and is authorized to promulgate rules thereunder. A function of the CFTC is to implement the objectives of the CE Act in preventing price manipulation and excessive speculation and promoting orderly and efficient commodity futures markets. The CFTC has adopted regulations covering, among other things:

         o    the designation of contract markets;
         o    the monitoring of United States commodity exchange rules;
         o    the establishment of speculative position limits;
         o the registration of commodity brokers and brokerage houses, floor brokers, introducing brokers, leverage transaction merchants, commodity trading advisors, commodity pool operators and their principal employees engaged in non-clerical commodities activities (associated persons), and
         o the segregation of customers funds and record keeping by, and minimum financial requirements and periodic audits of, such registered commodity brokerage houses and professionals.

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

         Under the CE Act, the CFTC is empowered, among other things, to:

         o hear and adjudicate complaints of any person (e.g., an Interest Holder) against all individuals and firms registered or subject to registration under the CE Act (reparations),
         o    seek injunctions and restraining orders,
         o    issue orders to cease and desist,
         o    initiate disciplinary proceedings,
         o    revoke, suspend or not renew registrations and
         o    levy substantial fines.

     The CE Act also provides for certain other private rights of action and the possibility of imprisonment for certain violations.

     The CFTC has adopted extensive regulations affecting commodity pool operators and commodity trading advisors such as the Manager and their associated persons. These regulations, among other things, require the giving of disclosure documents to new customers and the retention of current trading and other records, prohibit pool operators from commingling pool assets with those of the operators or their other customers and require pool operators to provide their customers with periodic account statements and an annual report. Upon request by the CFTC, the Manager will also furnish the CFTC with the names and addresses of the interest holders, along with copies of all transactions with, and reports and other communications to, the interest holders.

     United States Commodity Exchanges. United States commodity exchanges are given certain latitude in promulgating rules and regulations to control and regulate their members and clearing houses, as well as the trading conducted on their floors. Examples of current regulations by an exchange include establishment of initial and maintenance margin levels, size of trading units, daily price fluctuation limits and other contract specifications. Except for those rules relating to margins, all exchange rules and regulations relating to terms and conditions of contracts of sale or to other trading requirements currently must be reviewed and approved by the CFTC.

     National Futures Association. Substantially all commodity pool operators, commodity trading advisors, futures commission merchants, introducing brokers and their associated persons are members or associated members of the NFA. The NFA's principal regulatory operations include:

         o auditing the financial condition of futures commission merchants, introducing brokers, commodity pool operators and commodity trading advisors;
         o arbitrating commodity futures disputes between customers and NFA members;
         o   conducting disciplinary proceedings; and
         o registering futures commission merchants, commodity pool operators, commodity trading advisors, introducing brokers and their respective associated persons, and floor brokers.

     The regulation of commodities transactions in the United States is a rapidly changing area of law and the various regulatory procedures described herein are subject to modification by United States congressional action, changes in CFTC rules and amendments to exchange regulations and NFA regulations.



                                      9
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Risk Factors

Possible Total Loss of An Investment in the Trust

     You could lose all or substantially all of your investment in the Trust.

You Must Not Rely on the Past Performance of Either the Manager or the Trust in Deciding Whether to Purchase an Interest

     The future performance of the Trust is entirely unpredictable, and the past performance of the Trust as well as of the Manager is not necessarily indicative of their future results.

Futures Trading Involves Substantial Leverage

     Futures contracts are typically traded on margin. This means that a small amount of capital can be used to invest in contracts of much greater total value. The resulting leverage means that a relatively small change in the market price of a futures contract can produce a substantial profit or loss. Leverage enhances the Trust's sensitivity to market movements that can result in greater profits when the MLM Index(TM) Trading Program anticipates the direction of the move correctly, or greater losses when the MLM Index(TM) Trading Program is incorrect. The Unleveraged Series attempts to replicate the MLM Index(TM) without leverage and the Enhanced Series trades the MLM Index(TM) at three times leverage.

Futures Trading Is Speculative, Highly Volatile and Can Result in Large Losses

     A principal risk in futures trading is the rapid fluctuation in the market prices of futures contracts. The Trust's profitability depends greatly on the MLM Index(TM) Trading Program correctly anticipating trends in market prices. If the MLM Index(TM) Trading Program incorrectly predicts the movement of futures prices, large losses could result. Price movements of futures contracts are influenced by such factors as: changing supply and demand relationships; government trade, fiscal, monetary and exchange control programs and policies; national and international political and economic events; and speculative frenzy and the emotions of the market place. The Manager has no control over these factors.

Illiquid Markets Could Make It Impossible for the Trust to Realize Profits or Limit Losses

     It is not always possible to execute a buy or sell order at the desired price, or to close out an open position, due to market conditions. Daily price fluctuation limits are established by the exchanges and approved by the CFTC. When the market price of a futures contract reaches its daily price fluctuation limit, no trades can be executed at prices outside such limit. The holder of a commodity futures contract (including the Trust) may be locked into an adverse price movement for several days or more and lose considerably more than the initial margin put up to establish the position. Another instance of difficult or impossible execution occurs in thinly traded or illiquid markets.




                                      10
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Speculative Position Limits May Require the Manager to Modify Its Trading to
the Detriment of the Trust

     The exchanges have established and the CFTC has approved speculative position limits (referred to as position limits) on the maximum futures position which any person, or group of persons acting in concert, may hold or control in particular futures contracts. In addition, certain exchanges, in lieu of speculative position limits, have adopted position accountability requirements that could require a person whose positions in a contract exceed a specified level to provide information to the exchange relating to the nature of such person's trading strategy. The Manager may be required to reduce the size of the future positions which would otherwise be taken to avoid exceeding such limits or requirements. Such modification of the Trust's trades, if required, could adversely affect the operations and profitability of the Trust.

Trading of Swaps could Subject the Trust to Substantial Losses

     The Trust may enter into swap and similar transactions. Swap contracts are not traded on exchanges and are not subject to the same type of government regulation as exchange markets. As a result, many of the protections afforded to participants on organized exchanges and in a regulated environment are not available in connection with these transactions. The swap markets are "principals' markets," in which performance with respect to a swap contract is the responsibility only of the counterparty which the participant has entered into a contract, and not of any exchange or clearinghouse. As a result, the Trust is subject to the risk of the inability or refusal to perform with respect to such contracts on the part of the counterparties with which the Trust trades. Any such failure or refusal, whether due to insolvency, bankruptcy, default, or other cause, could subject the Trust to substantial losses. There are no limitations on daily price movements in swap transactions. Speculative position limits do not apply to swap transactions, although the counterparties with which the Trust deals may limit the size or duration of positions available to the Trust as a consequence of credit considerations. Participants in the swap markets are not required to make continuous markets in the swap contracts they trade. Participants could refuse to quote prices for swap contracts or quote prices with an unusually wide spread between the price at which they are prepared to buy and the price at which they are prepared to sell.

Substantial Expenses Will Cause Losses for the Trust Unless Offset by Profits and Interest Income

     The Trust is subject to substantial fees and expenses, including brokerage fees, management fees and operating and administrative expenses. In addition, certain investors are subject to an organizational charge and/or a selling commission. It will be necessary for the Trust to achieve gains from trading and interest income in excess of its charges for investors to realize increases in the net asset value of their interests. The Trust may not be able to achieve any appreciation of its assets.


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The Manager Alone Makes the Trust's Trading Decisions

     The MLM Index(TM) Trading Program makes all commodity trading decisions for the Trust and, accordingly, the success of the Trust largely depends upon the Manager's judgment and abilities to make the necessary adjustments to the MLM Index(TM) Trading Program. There is no guarantee that the MLM Index(TM) Trading Program's trading on behalf of the Trust will prove successful under all or any market conditions. The performance record of the MLM Index(TM) Trading Program also reflects significant variations in profitability from period to period.

You Have No Right to Remove the Manager.

     Under the Trust Agreement, interest holders have no right to remove the Manager as manager of the Trust.

The Manager Advises Other Clients

     The Manager may be managing and advising large amounts of other funds for other clients at the same time as it is managing Trust assets and, as a result, the Trust may experience increased competition for the same contracts.

Limited Ability To Liquidate Investment In Interests

     You can only redeem your interests at month-end upon 10 business days advance notice. The net asset value per interest may vary significantly from month-to-month. You will not know at the time you submit a redemption request what the redemption value of your interests will be. The restrictions imposed on redemptions limit your ability to protect yourself against major losses by redeeming part or all of your interests.

     The Manager must consent before you can transfer or assign your interests and the securities laws provide additional restrictions on the transferability of interests. There will not be a secondary market for interests.

You Have Limited Rights Of Control

     You will be unable to exercise any control over the business of the Trust. In addition, the Manager can cause the Trust to redeem your interests upon 10 business days prior written notice.

You Have Limited Rights to Inspect Books and Records

     You will have only limited rights to inspect the books and records of the Trust and the Manager.


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Limited Arms-Length Negotiation

         The initial offering price per interest was established arbitrarily. Except for the agreements with the Trustee, the terms of this offering and the structure of the Trust have not been established as the result of arms-length negotiation.

The Trust Could Lose Assets and Have Its Trading Disrupted Due to the Bankruptcy of its Clearing Broker or Others

     The Trust is subject to the risk of clearing broker, exchange or clearinghouse insolvency. Trust assets could be lost or impounded in such an insolvency during lengthy bankruptcy proceedings. Were a substantial portion of the Trust's capital tied up in a bankruptcy, the Manager might suspend or limit trading, perhaps causing the Trust to miss significant profit opportunities.

The Trust May Be Subject to Certain Conflicts of Interest

     The Manager, the introducing broker and the clearing broker are subject to certain actual and potential conflicts of interests.

     Although the Manager is not affiliated with a commodity broker, the Manager may have a conflict of interest in selecting brokers because of long-standing business dealings with certain brokers. In addition, the Manager, its principals and affiliates may have commodity accounts at the same brokerage firms as the Trust, and, because of the amount traded through such brokerage firms, may pay lower commissions than the Trust.

     The Manager, the introducing broker, the clearing broker, their respective affiliates and each of their principals, directors, officers, employees and families may be trading and directing other futures accounts, including their own accounts. Each will not be aware of what others are doing on behalf of the Trust, and they may take positions similar or opposite to those of the Trust or in competition with the Trust. Generally, the Trust will enter orders only once a month. The Manager will allocate transactions among the Company and other clients in a manner believed by the Manager to be equitable to each.

     In certain instances, the introducing broker or the clearing broker may have orders for trades from the Trust and orders from their own employees and they might be deemed to have a conflict of interest between the sequence in which such orders are transmitted to the trading floor.

     The Manager and its principals are engaged in substantial activities, including managing other accounts not involving the Trust, and will devote to the Trust such amount of their time as they determine reasonable and necessary. The compensation received by the Manager and its principals from such other accounts and entities may differ from the compensation it receives from the Trust.




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

     Investment advisers and broker-dealers receiving continuing compensation from the Manager on interests sold by them will have a financial incentive to encourage investors to purchase and not to redeem their interests.

The Trust could be Taxed as a Corporation

     In the opinion of the Trust's counsel, under current federal income tax law, the Unleveraged Series and the Enhanced Series each will be classified as a partnership and not as an association taxable as a corporation for federal income tax purposes, and each such series should not be subject to federal income taxation as a corporation under the provisions applicable to so-called publicly traded partnerships. However, you should note that the Trust has not and will not request a ruling from the Internal Revenue Service to this effect. If the Trust or a series were taxed as a corporation for federal income tax purposes, the net income of the Trust or a series would be taxed to the Trust or a series at corporate income tax rates, no losses of the Trust or a series would be allowable as deductions to the interest holders, and all or a portion of any distributions by the Trust or a series to the interest holders, other than liquidating distributions, would constitute dividends to the extent of the Trust's or a series' current or accumulated earnings and profits and would be taxable as such.

You Are Taxed Every Year on Your Share of a Series' Profits Not Only When You Redeem as Would Be the Case if You Held Stocks or Bonds

     You will be taxed each year on your investment in a series, irrespective of whether you receive distributions or redeem any interests. In contrast, an investor holding stocks or bonds generally pays no tax on their capital appreciation until the securities are sold. Over time, the deferral of tax on stock and bond appreciation has a compounding effect.

Deductibility of Expenses May be Limited

     You could be required to treat the management fees, as well as certain other expenses of a series, as investment advisory fees, which are subject to substantial restrictions on deductibility for individual taxpayers. The Manager has not, to date, been classifying the management fee or such expenses as investment advisory fees, a position to which the Internal Revenue Service might object. Should the Internal Revenue Service recharacterize the management fee or other expenses as investment advisory fees, you may be required to pay additional taxes, interest and penalties.

The Series' Trading Gains May Be Taxed at Higher Rates

     You will be taxed on your share of any trading profits of a Series at both short- and long-term capital gain rates. These tax rates are determined irrespective of how long you hold Interests. Consequently, the tax rate on a series' trading gains may be higher than those applicable to other investments you hold for a comparable period.

Tax Could Be Due from You on Your Share of a Series' Interest Income Despite Overall Losses

     You may be required to pay tax on your allocable share of a series' interest income, even though the series incurs overall losses. Trading losses can only be used by individuals to offset trading gains and $3,000 of interest income each year. Consequently, if you were allocated $5,000 of interest income net of expenses and $10,000 of net trading losses, you would owe tax on $2,000 of interest income even though you would have a $5,000 loss for the year. The $7,000 capital loss would carry forward, but subject to the same limitation on its deductibility against interest income.

Possibility of Tax Audit

     There can be no assurance that tax returns of a series will not be audited by the Internal Revenue Service or that such audits will not result in adjustments to such returns. If an audit results in an adjustment, you may be required to file amended returns and to pay additional taxes plus interest.

Employee Benefit Plan Considerations

     Although the Manager will be a fiduciary to the ERISA investors with respect to the assets of such investors invested in the Trust, neither the Manager, nor the Trustee, nor any of their affiliates, agents, or employees will act as a fiduciary to any ERISA investor with respect to the ERISA investor's decision to invest assets in the Trust. Fiduciaries of prospective ERISA investors, in consultation with their advisors, should carefully consider the application of ERISA and the regulations issued there under on an investment in the Trust.

Absence of Certain Statutory Registrations

     The Trust is not registered as an investment company or mutual fund, which would subject it to extensive regulation under the Investment Company Act of 1940, as amended. However, the Manager is registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, and thus is an investment manager for purposes of ERISA. In addition, the Manager is registered as a commodity pool operator and a commodity trading advisor with the CFTC, is a member of the NFA and is subject to extensive regulation under the Commodity Exchange Act.

No Independent Counsel

     No independent counsel has been selected to represent the interests of the interest holders and there have been no negotiations between the Manager and any interest holders in connection with the terms of the offering or the terms of the Trust Agreement.

Item 2.  Financial Information

Selected Financial Data

     The Trust began trading on January 4, 1999. Set forth below is certain selected historical data for the Trust as of and for the years ended December 31, 2001, 2000, 1999. The selected historical financial data were derived from the financial statements of the Trust, which were audited by Ernst & Young LLP. The information set forth below should be read in conjunction with the Financial Statements and notes thereto contained elsewhere in this Registration Statement.

-------------------------------------------------------------------------------
                                            Year Ended December 31,
                                   2001            2000            1999

Operations Data:
Realized Gains (Losses)        $(1,782,272)       $10,979,358   $(3,703,768)
Net Change in Unrealized
Gains (Losses)                  754,588           4,249,238     2,068,296
Interest Income                 5,140,993         3,471,048     1,133,335
Brokerage Commissions           2,032,721         905,304       292,743
Management Fees                 1,693,359         766,332       216,625
Operating Expenses              839,741           321,746       117,905
Net Income (Loss)               (452,512)         16,706,262    (1,129,410)

Financial Condition Data
Investors' Interest             $197,206,677      $82,233,913   $45,214,754
Total Assets                    201,133,787       82,937,503    50,271,694
Net Asset Value Per Class A-1
Enhanced Series Interest         123.84            124.74        90.23
Net Asset Value Per Class A
Enhanced Series Interest        110.72             112.76       85.72
Net Asset Value Per Class B-1
Enhanced Series Interest        123.65             122.69       90.66
Net Asset Value Per Class B
Enhanced Series Interest        114.22             114.59       85.82
Net Asset Value Per Class C
Enhanced Series Interest        94.87              NA           NA
Net Asset Value Per Class A-1
Unleveraged Series Interest     114.19             112.40       99.31
Net Asset Value Per Class A
Unleveraged Series Interest     111.00             109.74       97.39
Net Asset Value Per Class B-1
Unleveraged Series Interest     117.66             114.67       100.31
Net Asset Value Per Class B
Unleveraged Series Interest     114.28             111.87       98.29

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

     The purpose of the Trust is to replicate the results of the MLM Index, an index designed to measure the risk premium available to futures traders. Designed as such, the results of the Trust depend on two factors, the results of the MLM Index itself, and the manager's ability to replicate that Index.

     Results of the MLM Index - The MLM Index is calculated from the prices of 25 liquid futures markets. These markets are traded on domestic exchanges, regulated by the Commodity Futures Trading Commission. For each market, the MLM Index uses the price of 4 different delivery months each year. For example, in the Japanese Yen futures market, the MLM Index uses the March, June, September and December delivery months. At the end of each month, the MLM Index determines whether to hold a long or short position in each constituent contract based on the calculation methodology of the MLM Index. Once established, that position is held for the subsequent month, at which time it is re-evaluated. The monthly results of each constituent market are then averaged to calculate the MLM Index return. The objective of the Trust is to replicate this monthly return.

     Clearly, the volatility of the constituent markets in the MLM Index can affect the results of the Trust. The influences on this volatility are varied and unpredictable. However, since the object of the Trust is to replicate the MLM Index, the Manager takes no unusual action to mitigate this volatility. The role of the Manager is to buy or sell the appropriate number of futures contracts in each constituent market such that the aggregate return of those positions replicates as closely as possible the results of the MLM Index.

     In order to accomplish this objective, the Manager must calculate the number of contracts based on both the assets in the Trust and the distribution of the assets between the Unleveraged and Enhanced (3 times leverage) series of the Trust. Since the MLM Index rebalances positions at the end of each month, at that time the Manager must ascertain the asset level and execute orders to achieve the desired allocations. This is achieved by adding the performance results of the Trust for the month to the assets at the beginning of the month, and adding additions of capital from new subscriptions and subtracting redemptions in order to determine the asset level at the end of the month.

Financial Condition

     To replicate the results of the MLM Index, the Trust must effect trades on domestic futures exchanges. Since the beginning of operations the Trust has used Refco, LLC as its futures commission merchant. The Manager deposits a percentage of the assets of the Trust in two separate accounts at Refco, one for the Unleveraged Series and one for the Enhanced Series. The amount deposited is determined by the margin requirement established by the exchanges to hold the positions in the Trust. That margin requirement varies, but is generally about 4.5% of assets for the Unleveraged Series and 13.5 % of assets for the Enhanced Series. The Trust pays the broker a flat rate of 0.85% of the assets in the Unleveraged Series and 1.85% in the Enhanced Series to execute and clear the trades of the Trust.

     The balance of the assets of the Trust is held in two separate custodial accounts at Pershing, a division of DLJ Securities Corp.. The Trust has contracted with Credit Suisse Asset Management (CSAM) to manage the money in these accounts so as to maximize the interest income which accrues to the Trust, while maintaining strict credit controls as determined by the Commodity Exchange Act. When Refco requires additional assets to maintain the positions for the Trust, Pershing makes a wire transfer to Refco. If Refco has surplus assets in the accounts, Refco makes a wire transfer to the accounts at Pershing.

     The Trust owns no capital assets and does not borrow money. Since the objective of the Trust is to replicate the results of the MLM Index, its entire asset base participates in the speculative trading of futures contracts. As such, all the assets of the Trust are at risk. The level of assets will be determined by the results of the Trust, and the effect of addition of capital and the redemption of Trust interests. These variables are impossible to predict with any certainty.

Liquidity

     A holder of interests in the Trust may liquidate that holding at the end of any month, upon 10 days written notice to the Manager. There is no secondary market for interests in the Trust, and none is anticipated. There are restrictions for transfer of interests.

     Although the Trust trades in futures contracts which are in general liquid, the exchanges impose daily trading limits, which act to suspend trading when a particular market or contract trades up or down to a pre-determined price level. Should this happen, and the Trust was attempting to execute trades in that situation, the Trust may not be able to accurately replicate the results of the MLM Index. These rules have not had a material impact on the operation of the Trust to date.

Results of Operations

     For the Fiscal Year ending 12/31/2001, the Trust had assets of $201,133,787, compared with assets of $82,937,503 on 12/31/2000. Liabilities of the Trust totaled $3,927,110 compared with $703,590 for the previous fiscal year. Net Income from operations was $(452,512) compared with $16,706,262.

     The decline in net income is directly related to the performance of the MLM Index, which the Trust is designed to replicate. During 2000, MLM Index performance was +16.19%, substantially higher than the +3.64% recorded in 2001. The components of the return of the MLM Index are the capital gains earned from the changes in futures market prices, and the interest income earned on cash balances. The mechanics and rules of futures markets allows the Trust to earn interest on approximately 100% of the assets in the Trust. The interest income takes two forms, directly from the Trust's futures broker paid on the margin deposits held by them, and excess cash. During 2001, management altered the method of earning interest on the excess cash. Previously, excess cash was placed in a money market mutual fund. Larger asset size permitted the Trust to retain the services of a professional money manager to invest the Trust's cash assets without the expenses associated with money market mutual funds. Management expects higher interest income going forward, due to lower fees and more efficient money management.

     Since the MLM Index includes no fees or commissions, and uses a standard measure of assumed interest income, the performance of the Trust will always differ from the performance of the MLM Index. Performance will be adversely affected by management fees, brokerage commissions, and administrative and offering charges. All of these charges are capped in the Trust Agreement for each series of shares. Performance may also be adversely affected by execution slippage, which is the difference between the futures prices used to calculate the MLM Index and the actual execution achieved by the Trust. Performance may be enhanced by additional interest income. Management has analyzed the non-capped slippage by adjusting the MLM Index results for the capped expenses and comparing the result to the results of the Trust. For the Unleveraged Series, the Trust outperformed the adjusted Index by about .03%, on average, per month since inception, and the Enhanced series by about .06%, on average, per month since inception. The out-performance was due to a combination of improved interest income and improved futures execution.

Quantitative and Qualitative Disclosures About Market Risk

     The market risk of the Trust is directly related to the composition of the MLM Index. The MLM Index consists of 25 liquid US futures markets. Each month, the position of the MLM Index can be either long or short based on a 12 month moving average rule. Since positions can be offset inside of sectors (one contract long in a particular commodity and one contract short in a related commodity), specific sector risk is less relevant than the historical risk of the MLM Index as a whole. The standard deviation of daily returns of the MLM Index is estimated to be 0.38%. However, it is well known that standard deviation underestimates the magnitude of possible changes, certainly in a portfolio with a relatively small number of instruments. Given that, management estimates that the Trust as a whole could experience a fluctuation in value of $6,036,909 on a daily basis, and $24,642,309 on a monthly basis, assuming 12/31/2001 asset levels. The VAR calculation uses the standard deviation of returns of the MLM Index over the last 10 years, multiplied by 2.35 for the normal 99% confidence interval and by 1.5 to account for the statistical nature of the distribution.

     Additional market risk may be attributed to the actual execution of the orders for the Trust. The Trust executes the majority of its orders on the last day of each month. As assets of the Trust grow, large orders may be placed in periods of reduced liquidity. Such orders may move the markets in which they are executed, adversely affecting the performance of the Trust. The

Manager makes every effort to execute all orders efficiently, but general levels of liquidity are beyond the control of management. In certain circumstances, markets may move to the daily trading limits imposed by the exchanges, and the Trust may be unable to execute the necessary orders to replicate the MLM Index, causing extensive slippage.

Non-Market Risk

     Risk from Brokers - The Trust's futures commission merchant, Refco, LLC., holds some portion of the assets of the Trust as margin deposits for futures trading. A failure of the FCM could cause the portion of the Trusts assets held at the FCM to be at risk or unavailable for an undetermined period of time.

     Speculative Limits - Certain futures exchanges require that positions deemed speculative in nature (as opposed to commercial hedge positions) cannot exceed certain pre-defined levels. All positions in the control of the Manager must be aggregated to determine compliance with these rules. Should the assets of the Manager reach a level such that positions may be capped, accurate replication of the MLM Index for the Trust may be difficult or impossible. The Manager may also use certain "Over The Counter" derivatives to achieve the same exposure without exceeding speculative limits. These OTC products would involve taking additional counter-party risk for the Trust in order to achieve accurate replication of the MLM Index.

Item 3.  Properties

     The Trust does not own or lease any physical properties. The Trust's office is located within the office of the Manager at 47 Hulfish Street, Suite 510, Princeton, New Jersey 08542.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

     The Trust has no directors or officers. The Manager manages and conducts the business of the Trust. As of December 31, 2001, the Manager owned approximately $1,144 of interests in the Unleveraged Series and $1,257 of interests in the Enhanced Series.

Item 5.  Directors and Executive Officers

     The Trust has no directors or officers. The Manager, Mount Lucas Management Corporation, manages and conducts the business of the Trust.

     The principals of the Manager are Roger E. Alcaly, Paul R. DeRosa, Raymond E. Ix, Jr., James A. Mehling, John R. Oberkofler, Timothy J. Rudderow and Frank L. Vannerson.

     Roger E. Alcaly, age 60, became a principal and Director of the Manager when it merged with CA Partners, Inc., a company he formed with Messrs. Rudderow and Vannerson in 1990 which engaged primarily in convertible arbitrage trading. Prior to helping form CA Partners, Mr. Alcaly was active in leveraged acquisitions, merger arbitrage and value-oriented equity investing, first as a partner of Kellner DiLeo & Co. and KD Equities, each of which engaged in risk-arbitrage trading, and then at Riverside Capital, a company he formed after leaving those firms in May 1987 which engaged in risk-arbitrage trading. Before joining Kellner DiLeo, Mr. Alcaly served as Assistant Director of the Council on Wage and Price Stability and as a Senior Economist at the Federal Reserve Bank of New York, and taught Economics at Columbia University. Mr. Alcaly holds a B.A. from Amherst College and a Ph.D. in Economics from Princeton University.

     Paul R. DeRosa, age 60, became a principal and Director of the Manager when it merged with CA Partners, Inc., which he joined in January 1999. Mr. DeRosa began his career in the securities industry as the money market economist in Citibank's bond trading division. He later became the bank's chief proprietary bond trader and subsequently head of Citibank's financial derivative and capital markets businesses in North America. In 1986 Mr. DeRosa joined E.F. Hutton Co. as co-head of bond trading with particular responsibility for mortgage trading and finance. In 1989 he helped to establish Eastbridge Holdings Inc., a bond and currency trading company in New York, and served as President and CEO from June 1995 to June 1998. Mr. DeRosa holds a Ph.D. in Economics from Columbia University.

     Raymond E. Ix, Jr., age 38, is a Senior Vice President and a Director of the Manager. Mr. Ix joined Mount Lucas in 1992 and is responsible for institutional marketing and client service. From 1989 to 1992, Mr. Ix was employed by Little Brook Corporation of New Jersey, a commodity trading advisor, where he was involved in implementing the firm's technical trading systems. Before joining Little Brook, Mr. Ix was the Fixed Income Administrative Manager at Delaware Management Company, a company which advised institutional and individual investors. Mr. Ix received a B.S. in accounting from Saint Joseph's University in 1986.

     James A. Mehling, age 52, is a Vice President and Chief Operating Officer of the Manager. Before joining Mount Lucas in June 1999, Mr. Mehling had served as President and Chief Investment Officer of Monitor Capital Advisors, a company which managed institutional stock and bond portfolios and mutual funds, beginning in 1991. Mr. Mehling started his career in financial services with Merrill Lynch in 1976 and eventually managed a trading desk for Merrill Lynch Government Securities. He is a CFA charter holder and has served as a volunteer on the CFA examination grading committee. Mr. Mehling received a B.S. in Aviation Engineering from Western Michigan University in 1970.

     John R. Oberkofler, age 41, is a Vice President and Director of Trading for the Manager since and its predecessor since 1986. From 1986 to 1999, he was employed as Senior Trader by Little Brook Corporation of New Jersey. Mr. Oberkofler received a B.S. in Finance from Seton Hall University in 1982.

     Timothy J. Rudderow, age 46, is President and a Director of the Manager, which he helped to establish in 1986. Prior to the mergers that took place in October 1999, Mr. Rudderow was also a principal of Little Brook Corporation of New Jersey, which he joined in 1983 as Director of Research and Development, and of CA Partners, Inc., a company he helped form in 1990. Prior to joining Little Brook, Mr. Rudderow was employed by Commodities Corporation, a company which was a commodity trading advisor, with responsibilities for the design and management of technical trading systems. Before joining Commodities Corporation, Mr. Rudderow taught Economics at Drexel University. Mr. Rudderow received a B.A. in Mathematics from Rutgers University in 1977 and an M.B.A. in Management Analysis from Drexel University in 1979.

     Frank L. Vannerson, age 63, is Chairman, a Director and a founder of the Manager. He also helped form two other companies that merged with the Manager in October 1999, Little Brook Corporation of New Jersey in 1980 and CA Partners, Inc. in 1990. In 1969, Mr. Vannerson co-founded Commodities Corporation and served that company as Senior Vice President and a member of the Management Policy Committee from 1975 to 1980. From 1984 to 1989, he was a member of Commodities Corporation's Board of Directors and a consultant to the Management Policy Committee. Before joining Commodities Corporation, Mr. Vannerson was a commodity economist with Nabisco Inc. and an economic consultant with Mathematica Inc. He holds a B.S. in Economics from Wichita State University and a Ph.D. in Economics from Princeton University where he was a member of the faculty in the Department of Economics from 1965 to 1966. He currently serves on the Advisory Council to the Princeton University Department of Economics.

Item 6.  Executive Compensation

     The Trust has no directors or executive officers. The Manager receives management and other fees from the Trust as described in Item 1 - Fees and Expenses.

Item 7.   Certain Relationships and Related Transactions

     The Manager manages and conducts the business of the Trust. The Manager receives management and other fees from the Trust as described in Item 1 - Fees and Expenses.

     For the years ended December 31, 2001, 2000 and 1999, the Manager received from the Trust:

     (1) management fees in the amount of $1,693,359, $766,332 and $216,625 respectively;
     (2) administrative charges in the amounts of $839,741, $321,746 and $117,905 respectively
     (3) organizational fees in the amounts of $353,721, $86,043 and $85,883 respectively.

Item 8.   Legal Proceedings

     There are no pending legal proceedings to which the Trust or the Manager is a party or to which any of their assets are subject.

Item 9. Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters

     There currently is no established public trading market for the interests. As of December 31, 2001, approximately 1,711,475 interests were held by 945 owners.

     Following the effectiveness of this Registration Statement, all of the interests will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144. The Trust has no plans to register any of the interests for resale. In addition, the Trust Agreement contains certain restrictions on the transfer of interests.

     Pursuant to the Trust Agreement, the Manager has the sole discretion to determine whether distributions (other than on redemption of interests), if any, will be made to interest holders. The Trust has never paid any distribution and does not anticipate paying any distributions of interest holders in the foreseeable future.

Item 10.   Recent Sales of Unregistered Securities

     From January 1, 1999 to December 31, 2001, a total of 2,256,887 interests were sold for the aggregate net subscription amount of $236,215,298. Details of the sale of these interests are as follows:



      Series             Date           Subscriptions     Units        Price
Enhanced A1 Units          12/31/98        $702,518.81      7,025     $100.00
Enhanced B1 Units          12/31/98      $4,216,399.59     42,164     $100.00
Unleveraged A1 Units       12/31/98      $1,604,366.38     16,044     $100.00
Unleveraged B1 Units       12/31/98      $3,103,344.22     31,033     $100.00
Enhanced A2 Units           1/31/99            $24,875        249     $100.00
Enhanced B1 Units           1/31/99         $1,103,230     10,537     $104.70
Enhanced B2 Units           1/31/99           $564,663      5,647     $100.00
Unleveraged A2 Units        1/31/99           $512,425      5,124     $100.00
Unleveraged B1 Units        1/31/99           $250,000      2,460     $101.64
Unleveraged B2 Units        1/31/99            $12,438        124     $100.00
Enhanced A2 Units           2/28/99           $271,211      2,518     $107.69
Enhanced B1 Units           2/28/99            $49,750        445     $111.79
Enhanced B2 Units           2/28/99         $1,234,766     11,579     $106.64
Unleveraged B2 Units        2/28/99         $2,398,141     23,293     $102.96
Enhanced A2 Units           3/31/99           $196,000      2,241      $87.46
Enhanced B1 Units           3/31/99             $9,780        108      $90.90
Enhanced B2 Units           3/31/99           $717,513      8,280      $86.66
Unleveraged A2 Units        3/31/99            $99,500      1,031      $96.47
Unleveraged B2 Units        3/31/99           $350,101      3,623      $96.63
Enhanced B2 Units           3/31/99               $600          7      $85.82
Unleveraged B2 Units        3/31/99               $447          5      $98.30
Enhanced A2 Units           4/30/99            $48,500        539      $90.00
Enhanced B1 Units           4/30/99            $49,477        528      $93.67
Enhanced B2 Units           4/30/99           $199,000      2,230      $89.23
Unleveraged B2 Units        4/30/99            $99,500      1,018      $97.74
Enhanced A2 Units           5/31/99           $647,750      7,421      $87.29
Enhanced B2 Units           5/31/99           $178,138      2,054      $86.73
Unleveraged A2 Units        5/31/99            $49,250        509      $96.69
Unleveraged B2 Units        5/31/99            $12,438        128      $97.04
Enhanced A2 Units           6/30/99           $132,975      1,559      $85.27
Enhanced B2 Units           6/30/99         $2,396,352     28,268      $84.77
Unleveraged B2 Units        6/30/99         $4,612,067     47,761      $96.56
Enhanced A2 Units           7/31/99            $25,000        279      $89.65
Enhanced B2 Units           7/31/99         $1,164,183     13,046      $89.24
Unleveraged B2 Units        7/31/99           $122,902      1,249      $98.40
Enhanced A2 Units           8/31/99           $190,055      2,133      $89.12
Enhanced B2 Units           8/31/99           $709,281      7,986      $88.81
Unleveraged B2 Units        8/31/99           $870,044      8,828      $98.56
Enhanced A2 Units           9/30/99           $336,300      3,713      $90.57
Enhanced B2 Units           9/30/99         $4,524,161     50,065      $90.37
Unleveraged A2 Units        9/30/99           $138,300      1,401      $98.74
Unleveraged B2 Units        9/30/99         $2,198,791     22,119      $99.41
Enhanced A2 Units          10/31/99           $275,138      3,205      $85.86
Enhanced B1 Units          10/31/99           $292,742      3,237      $90.45
Enhanced B2 Units          10/31/99         $1,025,092     11,949      $85.79
Unleveraged A2 Units       10/31/99           $191,955      1,976      $97.14
Unleveraged B2 Units       10/31/99           $150,198      1,535      $97.88
Enhanced A2 Units          11/30/99         $3,215,899     38,146      $84.30
Enhanced B1 Units          11/30/99            $10,000        112      $88.97
Enhanced B2 Units          11/30/99        $13,552,724    160,761      $84.30
Unleveraged A2 Units       11/30/99            $73,625        762      $96.68
Unleveraged B2 Units       11/30/99           $697,508      7,154      $97.50
Enhanced B1 Units          11/30/99               $156          2      $90.66
Enhanced A2 Units          12/31/99           $773,892      9,028      $85.72
Enhanced B1 Units          12/31/99            $32,529        359      $90.66
Enhanced B2 Units          12/31/99           $570,043      6,643      $85.82
Unleveraged A2 Units       12/31/99           $287,620      2,953      $97.39
Unleveraged B2 Units       12/31/99           $269,247      2,739      $98.30

Enhanced B1 Units           1/31/00             $1,722         19      $90.11
Enhanced A2 Units           1/31/00           $347,400      4,089      $84.97
Enhanced B1 Units           1/31/00            $13,351        148      $90.11
Enhanced B2 Units           1/31/00         $1,383,762     16,245      $85.18
Unleveraged B2 Units        1/31/00            $24,939        254      $98.36
Enhanced A2 Units           2/29/00           $187,975      2,156      $87.19
Enhanced B1 Units           2/29/00            $10,000        108      $92.73
Enhanced B2 Units           2/29/00         $3,834,881     43,811      $87.53
Unleveraged B2 Units        2/29/00         $1,599,399     16,093      $99.39
Enhanced A2 Units           3/31/00         $1,004,332     12,338      $81.40
Enhanced B1 Units           3/31/00           $110,000      1,268      $86.78
Enhanced B2 Units           3/31/00         $1,326,907     16,227      $81.77
Unleveraged B2 Units        3/31/00           $763,647      7,831      $97.51
Enhanced A2 Units           4/30/00            $97,646      1,214      $80.43
Enhanced B1 Units           4/30/00           $110,000      1,279      $85.99
Enhanced B2 Units           4/30/00           $687,066      8,491      $80.92
Unleveraged B2 Units        4/30/00            $61,882        635      $97.42
Enhanced A2 Units           5/31/00           $523,200      6,039      $86.64
Enhanced B1 Units           5/31/00           $100,000      1,077      $92.84
Enhanced B2 Units           5/31/00           $515,376      5,906      $87.27
Unleveraged B1 Units        5/31/00            $20,000        195     $102.39
Unleveraged B2 Units        5/31/00            $13,255        132     $100.16
Enhanced A2 Units           6/30/00           $309,470      3,465      $89.30
Enhanced B1 Units           6/30/00           $100,000      1,043      $95.91
Enhanced B2 Units           6/30/00         $1,231,131     13,669      $90.07
Unleveraged B2 Units        6/30/00            $49,750        490     $101.48
Enhanced A2 Units           7/31/00           $477,335      5,381      $88.71
Enhanced B1 Units           7/31/00           $100,000      1,047      $95.49
Enhanced B2 Units           7/31/00         $3,517,574     39,263      $89.59
Unleveraged A2 Units        7/31/00            $24,875        249     $100.04
Unleveraged B2 Units        7/31/00           $176,527      1,738     $101.57
Enhanced A2 Units           8/31/00           $493,852      5,020      $98.38
Enhanced B2 Units           8/31/00         $1,161,179     11,673      $99.47
Unleveraged A2 Units        8/31/00           $613,168      5,895     $104.02
Unleveraged B2 Units        8/31/00           $393,025      3,719     $105.69
Enhanced A2 Units           9/30/00           $498,772      5,095      $97.88
Enhanced B2 Units           9/30/00         $1,716,311     17,318      $99.10
Unleveraged A2 Units        9/30/00           $246,404      2,368     $104.06
Unleveraged B2 Units        9/30/00               $185          2     $105.81
Enhanced A2 Units          10/31/00           $677,038      6,589     $102.76
Enhanced B2 Units          10/31/00         $2,566,944     24,642     $104.17
Unleveraged A2 Units       10/31/00           $303,963      2,867     $106.02
Unleveraged B2 Units       10/31/00           $457,417      4,239     $107.90
Enhanced A2 Units          11/30/00           $268,231      2,398     $111.85
Enhanced B2 Units          11/30/00           $583,857      5,143     $113.52
Unleveraged A2 Units       11/30/00            $60,938        557     $109.33
Unleveraged B2 Units       11/30/00           $448,308      4,026     $111.35
Enhanced A2 Units          12/31/00           $379,498      3,366     $112.76
Enhanced B2 Units          12/31/00           $645,409      5,632     $114.59
Unleveraged A2 Units       12/31/00            $49,250        449     $109.75
Unleveraged B2 Units       12/31/00         $2,472,605     22,102     $111.87
Enhanced A2 Units           1/31/01           $397,331      3,700     $107.38
Enhanced B2 Units           1/31/01         $4,797,942     43,913     $109.26
Unleveraged A2 Units        1/31/01            $24,375        225     $108.18
Unleveraged B2 Units        1/31/01         $9,806,368     88,850     $110.37
Enhanced A2 Units           2/28/01         $1,121,485     10,160     $110.38
Enhanced B2 Units           2/28/01         $3,139,494     27,932     $112.40
Unleveraged A2 Units        2/28/01            $55,575        508     $109.34
Unleveraged B2 Units        2/28/01         $1,759,525     15,760     $111.64
Enhanced A2 Units           3/31/01         $1,782,420     14,796     $120.46
Enhanced B2 Units           3/31/01         $6,191,433     50,418     $122.80

Unleveraged A2 Units        3/31/01           $336,211      2,981     $112.79
Unleveraged B2 Units        3/31/01         $7,384,415     64,067     $115.26
Enhanced A2 Units           4/30/01         $1,241,157     10,813     $114.78
Enhanced B2 Units           4/30/01         $2,606,354     22,245     $117.16
Unleveraged A2 Units        4/30/01           $545,877      4,907     $111.24
Unleveraged B2 Units        4/30/01         $3,843,347     33,781     $113.77
Enhanced A2 Units           5/31/01         $1,410,069     12,045     $117.07
Enhanced B2 Units           5/31/01         $2,341,433     19,570     $119.65
Unleveraged A2 Units        5/31/01           $478,824      4,271     $112.12
Unleveraged B2 Units        5/31/01        $11,782,167    102,663     $114.77
Enhanced A2 Units           6/30/01         $1,965,155     16,785     $117.08
Enhanced B2 Units           6/30/01        $11,886,520     99,212     $119.81
Enhanced C2 Units           6/30/01           $696,500      6,965     $100.00
Unleveraged A2 Units        6/30/01           $653,250      5,821     $112.23
Unleveraged B2 Units        6/30/01         $6,485,040     56,407     $114.97
Enhanced A2 Units           7/31/01         $2,393,392     21,495     $111.35
Enhanced B2 Units           7/31/01         $4,161,144     36,471     $114.09
Enhanced C2 Units           7/31/01           $109,450      1,151      $95.11
Unleveraged A2 Units        7/31/01         $1,417,400     12,824     $110.52
Unleveraged B2 Units        7/31/01         $6,678,382     58,936     $113.31
Enhanced A2 Units           8/31/01         $2,157,824     19,837     $108.78
Enhanced B2 Units           8/31/01         $5,026,974     45,043     $111.60
Enhanced C2 Units           8/31/01         $3,189,200     34,303      $92.97
Unleveraged A2 Units        8/31/01         $1,125,958     10,249     $109.86
Unleveraged B2 Units        8/31/01         $2,669,532     23,681     $112.73
Enhanced A2 Units           9/30/01         $1,772,722     15,901     $111.48
Enhanced B2 Units           9/30/01         $3,580,200     31,263     $114.52
Unleveraged A2 Units        9/30/01           $340,017      3,070     $110.75
Unleveraged B2 Units        9/30/01           $960,175      8,442     $113.73
Enhanced A2 Units          10/31/01         $1,354,204     11,948     $113.34
Enhanced B2 Units          10/31/01         $6,858,400     58,834     $116.57
Unleveraged A2 Units       10/31/01           $992,582      8,900     $111.52
Unleveraged B2 Units       10/31/01         $2,585,373     22,555     $114.63
Enhanced A2 Units          11/30/01           $631,925      5,846     $108.10
Enhanced B2 Units          11/30/01         $6,765,909     60,776     $111.33
Unleveraged A2 Units       11/30/01           $265,688      2,417     $109.93
Unleveraged B2 Units       11/30/01         $1,344,867     11,892     $113.09
Enhanced A2 Units          12/31/01         $2,182,206     19,709     $110.72
Enhanced B2 Units          12/31/01         $2,365,525     20,720     $114.17
Unleveraged A2 Units       12/31/01           $829,044      7,469     $111.00
Unleveraged B2 Units       12/31/01         $1,420,294     12,428     $114.28

     The interests were sold pursuant to Rule 506 of Regulation D and the sales were exempt from registration under the Securities Act of 1933.

Item 11. Description of the Registrant's Securities to be Registered

Nature of the Interests

     The securities to be registered under this Registration Statement are beneficial interests of a Delaware business trust. The rights of the Interest Holders are governed by the Delaware Business Trust Act and the Trust Agreement. The Trust currently has two series, the Unleveraged and the Enhanced Series. The Trust maintains separate and distinct records for each series and the assets of one series are held and accounted for separately from the other assets of the Trust or of any other series. The debts and liabilities of one series are enforceable against the assets of that Series only and not against the assets of the Trust generally or the assets of any other series. Interest holders shall not be liable for the obligations of a series or the Trust, except as provided under the Delaware Business Trust Act.

Management

     The Trust Agreement gives the Manager all duties and authority for managing the Trust, including selecting, retaining or replacing the Trustee. The Manager is directly responsible for preparing monthly and annual reports to the interest holders, filing reports required by the CFTC and any other federal or state agencies or self-regulatory organizations, and calculating net asset value of each series of the Trust and all fees and expenses to be paid by the Trust. The Manager will also provide suitable facilities and procedures for handling redemptions, exchanges, transfers, distributions and the orderly liquidation of the Trust.

Term of Trust

     The term of the Trust will expire on December 31, 2017 or it may terminate earlier in certain circumstances, including but not limited to:

     o the insolvency, bankruptcy, resignation or other withdrawal or dissolution of the Manager;
     o any event which would make unlawful the continued existence of the Trust;
     o the termination of the Manager's registration with the CFTC as a commodity pool operator;
     o the insolvency or bankruptcy of the Trust; and
     o the determination by the Manager that it is in the best interests of the other interest holders to terminate the Trust.

A series of the Trust will also cease trading and liquidate all positions if the net asset value of such series declines by more than 50% from either the series' initial net asset value or the series' net asset value on the first day of the then-current calendar year after adjusting, in each case, for distributions, redemptions and additional contributions to capital.

Redemptions

     You may request that the Trust redeem all or part of your interests at net asset value as of the last day of any month upon at least ten business days written notice to the Manager. Interests must be redeemed in $1,000 increments. Because you must submit your irrevocable redemption notice at least ten days before the redemption of your interest, you cannot know the net asset value at which you will redeem your interest. The Trust could incur significant losses between the time you submit your request for redemption and the date the net asset value of your interests is determined for redemption purposes.

     The Manager may charge you reasonable legal and bank wire expenses and costs resulting from your redemption. These expenses and costs will be deducted from the redemption proceeds payable to you. Under certain circumstances, the Manager may find it advisable to establish a reserve for contingent liabilities of the Trust. In that event, the amount you receive on redemption of your interest will be reduced by your proportionate share of the reserve. Redemption payments covering 90% of the redemption amount ordinarily will be made within 10 business days of the redemption date, barring unusual circumstances, and the remaining redemption payment will be made upon a final accounting no later than 30 days after the redemption date.

     The Manager can cause the Trust to redeem your interests upon 10 business days prior written notice.

Exchanges

     You can exchange your interests of one series, without any charge, for interests of the comparable class in the other series as of the last day of each month, subject to certain conditions. Your exchange will be treated as a redemption of interests of one series and a simultaneous purchase of interests of the other series, in both cases at net asset value. You may realize a taxable gain or loss in connection with your exchange. The Manager must receive your request for an exchange at least 10 business days before the applicable exchange date.

Amendments

     The Trust Agreement may be amended by the Manager and interest holders owning not less than 10% of the outstanding interests (exclusive of interests held by the Manger) in the relevant series. In addition, the Manager by itself may amend the Trust Agreement in certain limited circumstances. No amendment to the Trust Agreement will become effective until 30 days after the Manager has provided notice to the interest holders that the required signatures for the amendment have been obtained.

Item 12.  Indemnification of Directors and Officers.

     The Trust has no officers or directors and is managed by the Manager. The Delaware Business Trust Act provides that a business trust may indemnify and hold and hold harmless any trustee beneficial owner or other person from and against any and all claims and demands whatsoever. The Trust Agreement provides that the Manager shall have no liability to a series or the Trust or to any interest holder for any loss suffered by a series or the Trust which arises out of any action or inaction of the Manager if the Manager, in good faith, determined that such course of conduct was in the best interest of the Trust and such course of conduct did not constitute gross negligence or willful misconduct by the Manager. In addition, the relevant series will indemnify the Manager against any losses, judgments, liabilities, expenses and other amounts paid in settlement of any claims the Manager sustains in connection with the series if the Manager determined in good faith that its conduct was in the best interests of the series and the conduct did not constitute gross negligence, willful misconduct or a breach of the Trust Agreement or ERISA by the Manager. Rights to indemnification and the payment of expenses will not be affected by the Manager's ceasing to exist or the withdrawal, adjudication or bankruptcy or insolvency of the Manager.

Item 13.  Financial Statements and Supplementary Data

     The Trust's financial statements, together with the auditor's report thereon, appear on pages F-1 through F-14 and are incorporated herein by reference.

Item 14. Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

     Not Applicable.

Item 15.  Financial Statement and Exhibits

     (a) See the Index to Financial Statements, which is incorporated herein by reference.

     (b)  See the Index to Exhibits, which is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 29th of April, 2002.


                                    MLM INDEX FUND

                                    By:   Mount Lucas Management Corporation
                                    Its:  Manager

                                    By:  /s/ Timothy J. Rudderow
                                        -------------------------------
                                         Timothy J. Rudderow, President

                         INDEX TO FINANCIAL STATEMENTS


                    Years ended December 31, 2001 and 2000




                                   Contents

Report of Independent Auditors for the Years Ended December 31, 2001,
2000 and 1999..............................................................F-2

Statements of Financial Condition as of December 31,
2001 and 2000..............................................................F-3
Condensed Schedule of Investments as of December 31, 2001..................F-4
Statements of Operations for the Years Ended
December 31, 2001, 2000 and 1999...........................................F-5
Statements of Changes in Investors' Interest for the Year Ended
December 31, 2001..........................................................F-6
Statements of Changes in Investors' Interest for the Year
Ended December 31, 2000....................................................F-7
Statements of Changes in Investors' Interest for the Year Ended
December 31, 1999..........................................................F-8
Statements of Cash Flows for the Years Ended
December 31, 2001, 2000 and 1999...........................................F-9
Notes to Financial Statements.............................................F-10

                        Report of Independent Auditors

The Interest Holders of
MLM Index Fund

We have audited the accompanying statements of financial condition of MLM Index Fund (the "Fund") as of December 31, 2001 and 2000, and the related statements of operations, changes in investors' interest and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MLM Index Fund at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.




January 15, 2002

                                MLM Index Fund

                       Statements of Financial Condition

                          December 31, 2001 and 2000



                                                             2001                2000
                                                      --------------------------------------
                              Assets
                              ------

Cash and cash equivalents                               $   169,990,375     $   70,947,989
Due from broker                                              26,142,375         11,950,978
Certificate of deposit, at value (cost $4,501,775)            4,502,290                  -
Other assets                                                    498,747             38,536

                                                      --------------------------------------
Total assets                                            $   201,133,787        $82,937,503
                                                      ======================================


Liabilities and investors' interest
Redemptions payable                                     $     3,163,339     $      389,325
Brokerage commission payable                                    257,122            106,676
Management fee payable                                          255,466             76,837
Subscriptions received in advance                                     -             50,000
Accrued expenses                                                251,183             80,752
                                                      --------------------------------------
Total liabilities                                             3,927,110            703,590

Investors' interest                                         197,206,677         82,233,913
                                                      --------------------------------------
Total liabilities and investors' interest               $   201,133,787     $   82,937,503
                                                      ======================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.

                                     F-3

                                MLM Index Fund

                       Condensed Schedule of Investments

                               December 31, 2001


                                                                  Percentage of
Security Description                      Market Value      Investors  Interest
-------------------------------------------------------------------------------

     Futures Contracts- 3.55%
              Long                          $(1,690,259)            (0.86%)
Short                                         8,694,100              4.41%
                                           ------------------------------------

     Net unrealized appreciation on
              futures contracts              $7,003,841              3.55%
                                            ===================================


     Certificate of Deposit-2.28%            $4,502,290              2.28%
                                            ===================================

                                MLM Index Fund

                           Statements of Operations

             For the years ended December 31, 2001, 2000 and 1999



                                          2001          2000         1999
                                   --------------------------------------------
Investment income
Interest                              $5,140,993    $ 3,471,048    $ 1,133,335

Expenses
Brokerage commissions                  2,032,721        905,304        292,743
Management fee                         1,693,359        766,332        216,625
Operating expenses                       839,741        321,746        117,905
                                   -------------------------------------------
Total expenses                         4,565,821      1,993,382        627,273

Net investment income                    575,172      1,477,666        506,062

Realized and unrealized
gain (loss) on investments
Net realized gain (loss)              (1,782,272)    10,979,358     (3,703,768)
Net change in unrealized gain            754,588      4,249,238      2,068,296
                                   --------------------------------------------
Net realized and unrealized
gain (loss) on                       (1,027,684)    15,228,596      (1,635,472)
investments
                                   --------------------------------------------

Net income (loss)                 $    (452,512)   $16,706,262    $ (1,129,410)
                                   ============================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.

                                MLM Index Fund

                 Statements of Changes in Investors' Interest

                     For the year ended December 31, 2001

                                                                    Enhanced Series
                               -------------------------------------------------------------------------------------------
                                                                                                              Total
                               Class A-1       Class A       Class B-1      Class B         Class C          Enhanced
                                Shares         Shares        Shares          Shares         Shares            Series
                               -------------------------------------------------------------------------------------------

Investors' interest at         $154,798     $13,081,512    $4,828,988     $48,129,532      $        -
December 31, 2000                                                                                           $66,194,830
Subscriptions                         -      17,668,132             -      52,771,425       2,305,950        72,745,507
Redemptions                           -      (3,814,322)     (667,310)     (8,115,176)              -       (12,596,808)
Transfers                             -         558,824          -           (561,535)      1,689,199         1,686,488
Net income (loss)                (1,109)       (673,633)       32,317        (512,698)         29,061        (1,126,062)
                               -------------------------------------------------------------------------------------------
Investors' interest at
December 31, 2001              $153,689     $26,820,513    $4,193,995     $91,711,548      $4,024,210      $126,903,955

                               ===========================================================================================
Shares at December 31, 2000       1,241         116,013        39,358         420,014               -           576,626
Subscriptions                         -         156,514             -         456,871          24,250           637,635
Redemptions                           -         (35,243)       (5,440)        (68,226)              -          (108,909)
Transfers                             -           4,947             -          (5,706)         18,169            17,410
                               -------------------------------------------------------------------------------------------
Shares at December 31, 2001       1,241         242,231        33,918         802,953          42,419         1,122,762
                               ===========================================================================================
Net asset value per share:
   December 31, 2001             123.84          110.72        123.65          114.22           94.87
                               ========================================================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.




                                MLM Index Fund

                 Statements of Changes in Investors' Interest

                     For the year ended December 31, 2001

                                                                   Unleveraged Series
                               ------------------------------------------------------------------------------------------
                                                                                                               Total
                                                                                             Total          Investors'
                               Class A-1      Class A      Class B-1       Class B          Unleveraged      Interest
                                Shares         Shares       Shares         Shares            Series          ($10 Par
                                                                                                            Value/Share)
                               ------------------------------------------------------------------------------------------

Investors' interest at
December 31, 2000              $896,523     $2,202,280     $2,076,846     $10,863,434      $16,039,083      $82,233,913
Subscriptions                         -      7,040,026              -      52,982,902       60,022,928      132,768,435
Redemptions                           -       (354,237)      (143,909)     (4,248,205)      (4,746,351)     (17,343,159)
Transfers                             -       (663,666)             -      (1,022,822)      (1,686,488)               -
Net income (loss)                14,278         24,419         52,454         582,399          673,550         (452,512)
                             --------------------------------------------------------------------------------------------
Investors' interest at
December 31, 2001              $910,801     $8,248,822     $1,985,391     $59,157,708      $70,302,722     $197,206,677

                             ============================================================================================
Shares at December 31, 2000
Subscriptions                     7,976         20,068         18,112          97,105          143,261          719,887
Redemptions                           -         63,418              -         466,542          529,960        1,167,595
Transfers                             -         (3,212)        (1,238)        (36,992)         (41,442)        (150,351)
                                      -         (5,961)             -          (8,995)         (14,956)           2,454
Shares at December 31, 2001   -------------------------------------------------------------------------------------------
                                  7,976         74,313         16,874         517,660          616,823        1,739,585
                              ===========================================================================================
Net asset value per share:
   December 31, 2001             114.19         111.00         117.66          114.28
                              =======================================================




The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.

                                 MLM Index Fund

                  Statements of Changes in Investors' Interest

                      For the year ended December 31, 2000


                                                       Enhanced Series
                               ----------------------------------------------------------------------
                                                                                         Total
                                Class A-1     Class A      Class B-1      Class B      Enhanced
                                  Shares      Shares        Shares        Shares        Series
                               ----------------------------------------------------------------------

Investors' interest at          $111,975     $5,998,892    $4,649,010    $22,580,115   $33,339,992
December 31, 1999
Subscriptions                          -      4,997,797             -     12,815,816    17,813,613
Redemptions                            -     (1,043,042)   (1,646,070)    (1,561,497)   (4,250,609)
Transfers                              -        266,951       520,000      3,332,559     4,119,510
Net income (loss)                 42,823      2,860,914     1,306,048     10,962,539    15,172,324
                               ----------------------------------------------------------------------
Investors' interest at          $154,798    $13,081,512    $4,828,988    $48,129,532   $66,194,830
December 31, 2000
                               ======================================================================

Shares at December 31, 1999        1,241         69,979        51,280        263,120       385,620
Subscriptions                          -         54,361             -        136,340       190,701
Redemptions                            -        (11,115)      (17,639)       (17,396)      (46,150)
Transfers                              -          2,788         5,717         37,950        46,455
                               ----------------------------------------------------------------------
Shares at December 31, 2000        1,241        116,013        39,358        420,014       576,626
                               ======================================================================

Net asset value per share:
   December 31, 2001             $124.74        $112.76       $122.69        $114.59
                               =======================================================




The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.


                                 MLM Index Fund

                  Statements of Changes in Investors' Interest

                      For the year ended December 31, 2000


                                                                   Unleveraged Series
                                ----------------------------------------------------------------------------------------
                                                                                                              Total
                                                                                                           Investors'
                                                                                               Total        Interest
                                 Class A-1      Class A      Class B-1        Class B       Unleveraged     ($100 Par
                                  Shares        Shares        Shares          Shares          Series      Value/Share)
                                ----------------------------------------------------------------------------------------

Investors' interest at           $792,060    $1,299,621    $2,430,436      $7,352,645     $11,874,762     $45,214,754
December 31, 1999
Subscriptions                           -     1,298,596             -       6,461,337       7,759,933      25,573,546
Redemptions                             -      (315,731)      (99,977)       (594,332)     (1,010,040)     (5,260,649)
Transfers                               -      (266,951)     (520,000)     (3,332,559)     (4,119,510)              -
Net income (loss)                 104,463       186,745       266,387         976,343       1,533,938      16,706,262
                                ----------------------------------------------------------------------------------------
Investors' interest at           $896,523    $2,202,280    $2,076,846     $10,863,434     $16,039,083     $82,233,913
December 31, 2000
                                ========================================================================================

Shares at December 31, 1999         7,976        13,345        24,229          74,804         120,354         505,974
Subscriptions                           -        12,384             -          61,261          73,645         264,346
Redemptions                             -        (3,069)       (1,003)         (5,757)         (9,829)        (55,979)
Transfers                               -        (2,592)       (5,114)        (33,203)        (40,909)          5,546
                                ----------------------------------------------------------------------------------------
Shares at December 31, 2000         7,976        20,068        18,112          97,105         143,261         719,887
                                ========================================================================================

Net asset value per share:
   December 31, 2001              $112.40       $109.74       $114.67         $111.87
                                ========================================================






                                    F-7


                                 MLM Index Fund

                  Statements of Changes in Investors' Interest

                          Year ended December 31, 1999


                                                            Enhanced Series
                               -------------------------------------------------------------------------
                                                                                             Total
                                Class A-1       Class A      Class B-1      Class B        Enhanced
                                  Shares        Shares        Shares         Shares         Series
                               -------------------------------------------------------------------------

Investors' initial
contributions                    $702,519     $        -    $4,216,400    $         -    $ 4,918,919
Subscriptions                           -      6,137,595     1,475,228     26,835,916     34,448,739
Redemptions                      (522,033)       (94,070)     (499,821)    (3,845,120)    (4,961,044)
Net income (loss)                 (68,511)       (44,633)     (542,797)      (410,681)    (1,066,622)
                               -------------------------------------------------------------------------
Investors' interest at
December 31, 1999                $111,975     $5,998,892    $4,649,010    $22,580,115    $33,339,992
                               =========================================================================

Shares (initial contributions)      7,025              -        42,164              -         49,189
Subscriptions                           -         71,030        14,632        308,507        394,169
Redemptions                        (5,784)        (1,051)       (5,516)       (45,387)       (57,738)
                               --------------------------------------------------------------------------
Shares at December 31,1999          1,241         69,979        51,280        263,120        385,620
                               =========================================================================

Net asset value per share:
   December 31, 1999               $90.23         $85.72        $90.66         $85.82
                               =========================================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.




                                 MLM Index Fund

                  Statements of Changes in Investors' Interest

                          Year ended December 31, 1999


                                                        Unleveraged Series
                              --------------------------------------------------------------------------------------
                                                                                                          Total
                                                                                            Total      Investors'
                                 Class A-1      Class A      Class B-1       Class B     Unleveraged    Interest
                                  Shares        Shares        Shares         Shares        Series       ($100 Par
                                                                                                      Value/Share)
                               -------------------------------------------------------------------------------------

Investors' initial
contributions                  $1,604,366    $        -    $3,103,344    $      -       $4,707,710      $9,626,629
Subscriptions                           -     1,352,672       250,000     11,792,974    13,395,646      47,844,385
Redemptions                      (800,990)      (40,000)     (927,123)    (4,397,693)   (6,165,806)    (11,126,850)
Net income (loss)                 (11,316)      (13,051)        4,215        (42,636)      (62,788)     (1,129,410)
                               -------------------------------------------------------------------------------------
Investors' interest at
December 31, 1999                $792,060    $1,299,621    $2,430,436     $7,352,645   $11,874,762     $45,214,754
                               =====================================================================================

Shares (initial contributions)     16,044             -        31,033              -        47,077          96,266
Subscriptions                           -        13,757         2,460        119,571       135,788         529,957
Redemptions                        (8,068)         (412)       (9,264)       (44,767)      (62,511)       (120,249)
                               -------------------------------------------------------------------------------------
Shares at December 31,1999          7,976        13,345        24,229         74,804       120,354         505,974
                               =====================================================================================

Net asset value per share:
   December 31, 1999               $99.31        $97.39       $100.31         $98.29
                               =======================================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.







                                    F-8


                               MLM Index Fund

                          Statements of Cash Flows

            For the years ended December 31, 2001, 2000 and 1999



                                                            2001               2000              1999
                                                      -------------------------------------------------------

Cash flows from operating activities
Net income (loss)                                       $      (452,512)      $16,706,262         (1,129,410)
Adjustments to reconcile net income (loss)
to net cash
   provided by (used in) operating activities:
     Net change in operating assets and liabilities:
       Due from broker                                      (14,191,397)       (7,939,131)        (4,011,847)
       Certificate of deposit                                (4,502,290)                -                  -
       Other assets                                            (460,211)          (28,282)           (10,254)
       Brokerage commission payable                             150,446            48,420             58,256
       Management fee payable                                   178,629            35,340             41,497
       Accrued expenses                                         170,431            20,995             59,757
                                                      -------------------------------------------------------
Net cash provided by (used in) operating activities         (19,106,904)        8,843,604         (4,992,001)
                                                      -------------------------------------------------------

Cash flows from financing activities
Subscriptions received                                      132,718,435        25,623,546         57,471,014
Redemptions paid                                            (14,569,145)       (9,768,754)        (6,229,420)
                                                      -------------------------------------------------------
Net cash provided by financing activities                   118,149,290        15,854,792         51,241,594

Net increase in cash and cash equivalents                    99,042,386        24,698,396         46,249,593
Cash and cash equivalents at beginning of period             70,947,989        46,249,593                  -
                                                      -------------------------------------------------------
Cash and cash equivalents at end of period                $ 169,990,375       $70,947,989         46,249,593
                                                      =======================================================



The accompanying notes are an integral part of the financial statements and should be read in conjunction therewith.



                                MLM Index Fund

                         Notes to Financial Statements

                               December 31, 2001


1. Significant Accounting Policies

Organization and Basis of Financial Statements

MLM Index Fund (the "Fund") was formed under the Business Trust Statute of the State of Delaware as a business trust in December 1997 and commenced operations on January 4, 1999. The Fund was organized for the primary purpose of seeking capital appreciation through the speculative trading of a diversified portfolio of futures contracts traded on U.S. exchanges using the MLM Index Trading Program, which is based upon the MLM Index. The MLM Index is a benchmark of the hypothetical returns available to a futures investor. The Index is comprised of a diverse portfolio of futures markets, including both financial and tangible markets. Only highly-liquid U.S. futures markets are currently included in the MLM Index.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing the financial statements are reasonable and prudent; however, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of short term money market investments and deposits in money market mutual funds, which are carried at cost plus accrued interest, which approximates market value. At December 31, 2001 and 2000, the Fund had approximately $5,967,000 and $69,883,000, respectively, in overnight funds with one major domestic bank and $162,340,000 at December 31, 2001 invested in money market securities.

Certificate of Deposit

At December 31, 2001, the Fund held a certificate of deposit with a large financial institution in the amount of $4,502,290, which matures on May 28, 2002.

Valuation of Trading Positions

The Fund's trading positions are valued at market value, including accrued interest where applicable, and are included in amounts due from broker. Market value is principally based on listed market prices or broker or dealer price quotations. The resulting change in unrealized profit or loss is reflected in trading results for the period.


Income Taxes

The Unleveraged Series and the Enhanced Series each will be classified for federal income tax purposes as a separate partnership. Interest Holders of a Series will reflect their proportionate share of realized profit or loss on their separate tax returns. Accordingly, no provisions for income taxes are required for the Fund.

2. Investors' Interest

The Fund is comprised of two series: the Unleveraged Series, which attempts to replicate the MLM Index without leverage, and the Enhanced Series, which trades the MLM Index at three times leverage. Prior to June 2001, each Series had four classes of shares: Class A-1, Class A (formerly Class A-2), Class B-1, and Class B (formerly Class B-2). In June 2001, an additional class of shares, Class C, was offered under the Enhanced Series. Class A-1 and Class B-1 Interests are no longer offered. Class A, Class B and Class C Interests are sold by authorized selling agents appointed by Mount Lucas Management Corporation (the "Manager") to accredited investors at a price equal to such Class' net asset value. Interests may be redeemed at net asset value as of the last day of any month upon at least ten business days written notice to the Manager.

The Manager allocates profits and losses among the investors of a Series based on the balance in each investor's capital account.

The Manager paid all of the expenses associated with the organization of the Fund and the offered interests. As a result, each investor pays the Manager an organizational fee in the amount of 0.5% of their initial investment (net of any selling commission) in any Series and any subsequent investment. The organizational fee is not charged once an investor has invested $1,000,000 or more.

The Class A Interests of the Unleveraged and Enhanced Series are subject to a sales commission of up to 4% of the subscription amount, payable to the selling agent from the investor's investment for each series. The amount of the sales commission will be determined by the selling agent.

As of December 31, 2001 and 2000, the Manager of the Fund had contributed $1,000 to each Series of the Fund.

3. Margin Requirements

The Fund had margin requirements of approximately $2,091,251 and $8,804,022 at December 31, 2001 and 2000, respectively, which were satisfied by net unrealized profits and cash at the brokers.

4. Management Fee, Administrative Services and Other Transactions

The Fund pays the Manager a management fee as a percentage of net assets, as of the first day of each month at the annualized rates of 2.15% for Class A-1, 2.8% for Class A, 0.65% for Class B-1, 1.3% for Class B and 2.05% for Class C for the Enhanced Series and 1.25% for Class A-1, 1.5% for Class A, 0.25% for Class B-1 and 0.5% for Class B for the Unleveraged Series.

The Fund pays the introducing broker a brokerage fee as a percentage of net assets, as of the first day of each month at the annualized rates of 1.35% for Class A-1, 1.85% for Class A, 1.35% for Class B-1, 1.85% for Class B and 1.85% for Class C for the Enhanced Series and 0.65% for Class A-1, 0.85% for Class A, 0.65% for Class B-1 and 0.85% for Class B for the Unleveraged Series.

The Fund pays its legal, accounting, auditing and other operating expenses and fees. The manager will reimburse any Series for these expenses to the extent that they exceed 0.5% of the average net assets of such Series of the Fund in any calendar year. There were no reimbursements for the years ended
December 31, 2001 and 2000.

5. Derivative Financial Instruments

Derivatives are financial instruments whose values are based upon an underlying asset (e.g., treasury bond), index (e.g., S&P 500) or reference rate (e.g., LIBOR). Over-the-counter ("OTC") derivative products are privately negotiated contractual agreements that can be tailored to meet individual client needs, and include forwards, swaps and certain options. Exchange traded derivative products are standardized contracts transacted through regulated exchanges and include futures, and certain option contracts listed on an exchange.

Derivatives are subject to various risks similar to non-derivative financial instruments including market, credit, liquidity and operational risk. The risk of derivatives should not be viewed in isolation but rather should be considered on an aggregate basis along with the Fund's other trading related activities.

The Fund purchases and sells futures in financial instruments and commodities. The Fund records its derivative activities on a mark-to-market basis with realized and unrealized gains (losses) recognized currently in the statements of operations and in due from brokers on the statements of financial condition.

The following table reflects the fair value of the Fund's derivative financial instruments.

                                      Fair Value at December 31
                                2001                          2000
                    ------------------------------------------------------------

                       Assets        Liabilities       Assets       Liabilities
                    ------------------------------------------------------------

Commodity Futures     $10,080,167     $2,683,961      $8,044,058     $1,901,570
Financial Futures       1,409,545      2,628,898       1,243,926      1,032,051
                      ----------------------------------------------------------
                      $11,489,712     $5,312,859      $9,287,984     $2,933,621
                       =========================================================

6.  Financial Highlights

The following represents the per share operating performance ratios to average limited partners' capital and other supplemental information for the year ended December 31, 2001:

                                                               Enhanced Series
                                                          -----------------------

                                     Class A-1   Class A   Class B-1   Class B    Class C
                                       Shares    Shares     Shares     Shares     Shares
                                     -------------------------------------------------------

 Per share operating performance:
      Net asset value per share,
        December 31, 2000               $124.76   $112.76    $122.69    $114.59    $100.00
      Income from investment
      operations:
        Net investment income (loss)      (1.29)    (1.33)      1.38       0.41      (0.29)
         Net realized and unrealized
         gain (loss) on Investment
         transactions                      0.37     (0.71)     (0.42)     (0.78)     (4.84)
                                      -------------------------------------------------------
        Total from investment
         operations                       (0.92)    (2.04)      0.96      (0.37)     (5.13)
                                      -------------------------------------------------------
      Net asset value per share,
        December 31, 2001               $123.84   $110.72    $123.65    $114.22     $94.87
                                       =======================================================

 Total Return:                            (0.74%)   (1.81%)     0.78%     (0.32%)    (5.41%)

 Ratio to Average Net Assets:
      Net investment income (loss)        (1.03%)   (1.50%)     1.15%      0.07%     (1.11%)
      Expenses                             4.10%     5.26%)     2.60%      3.76%      4.53%



Total return is calculated as the change in the net asset value per share for the year. The per share operating performance and ratios are computed based upon the weighted average shares outstanding and weighted average net assets, respectively, for each class, for the year ended December 31, 2001.



                                                    Unleveraged Series
                                                 -----------------------

                                         Class A-1  Class A    Class B-1     Class B
                                          Shares     Shares     Shares       Shares
                                         -----------------------------------------------

 Per share operating performance:
      Net asset value per share,
        December 31, 2000                  $112.41   $109.75     $114.67      $111.87
      Income from investment
      operations:
        Net investment income (loss)          1.45      1.29        2.66         2.44
        Net realized and unrealized
         gain (loss) on Investment
         transactions                         0.33     (0.04)       0.33        (0.03)
                                          -----------------------------------------------
        Total from investment
         operations                           1.78      1.26        2.99         2.41
                                          -----------------------------------------------
      Net asset value per share,
        December 31, 2001                  $114.19   $111.00     $117.66      $114.28
                                          ===============================================

 Total Return:                                1.56%     1.13%       2.54%        2.11%

 Ratio to Average Net Assets:
      Net investment income (loss)            1.29%     0.70%       2.31%        1.69%
      Expenses                                2.50%     2.97%       1.50%        1.98%




Total return is calculated as the change in the net asset value per share for the year. The per share operating performance and ratios are computed based upon the weighted average shares outstanding and weighted average net assets, respectively, for each class, for the year ended December 31, 2001.

                               INDEX TO EXHIBITS


  Exhibit Number      Item Description
  --------------      ----------------

  3.1 Restated Certificate of Trust for MLM Index Trust, filed 1/14/98
  3.2 Amended and Restated Declaration of Trust and Trust Agreement of MLM Index Fund
  3.3 Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement of MLM Index Fund
  3.4 Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement of MLM Index Fund
  3.5 Amendment No. 3 to the Amended and Restated Declaration of Trust and Trust Agreement of MLM Index Fund
  3.6 Amendment No. 4 to the Amended and Restated Declaration of Trust and Trust Agreement of MLM Index Fund